Exhibit 10.69
AMENDMENT NUMBER SEVEN TO THE
METLIFE AUXILIARY PENSION PLAN
(As amended and restated effective January 1, 2008)
The MetLife Auxiliary Pension Plan is hereby amended, effective December 10, 2013, as follows:

1.	The last sentence of subsection 11.1 is hereby amended to read as follows:
“Notwithstanding the above, any amendment or group of amendments made effective on the same date, which would increase or decrease the annual cost of Plan benefits for active Plan Participants and former Plan Participants by twenty five million dollars or more in the aggregate, as determined in good faith by the Committee, shall be effective only if authorized or ratified by the Board of Directors of the Company.”
IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted in its name and behalf this 27th day of December, 2013, by its officer thereunto duly authorized.
METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Mark J. Davis
Mark J. Davis, Plan Administrator

Witness:	/s/ Jane Holtgreive